Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. INCREASES CASH DIVIDEND BY 18%

GREENWICH, CT, USA, April 1, 2003: Blyth, Inc. (NYSE:BTH), a leader in home fragrance and decorative accessories, today announced that it has declared a semi-annual cash dividend of $0.13 per share on the Company’s common stock for the six months ended January 31, 2003. This represents an increase of $0.02 per share, or approximately 18%, above the most recent dividend.  The dividend, authorized at the April 1, 2003 Blyth Board of Directors meeting, will be payable to shareholders of record as of May 1, 2003, and will be paid on May 15, 2003.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO said, “Increased dividends, in combination with acquisitions, share repurchases and investing in the internal growth of our business, are significant drivers of shareholder value over the long term.  Blyth’s fiscal year 2003 record $171 million cash flow from operations and $169 million of cash on our balance sheet at year-end demonstrate the financial health of our Company and offer us financial flexibility as we implement our growth initiatives.”

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™ and Carolina® brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brand names.  In Europe, its products are also sold under the Colonial, Gies, Ambria and Carolina brands.  Blyth also markets a broad range of Creative Expressions products, including home décor and giftware products under the CBK™ brand, seasonal products under the Seasons of Cannon Falls™ and JMC Impact™ brands, and paper-related products under the Jeanmarie® brand.  Net sales for the fiscal year ended January 31, 2003 totaled $1,288.6 million.

Blyth, Inc. may be found on the Internet at www.blythinc.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2002 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2002.

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